DIGITAL DEVELOPMENT PARTNERS, INC.
                           58 1/2 North Lexington Ave.
                               Asheville, NC 28801
                                 (828) 225-8124

                                February 2, 2010

Kevin Stertzel
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-4628

      Re:   Digital Development Partners Inc.
            Form 10-K
            File No. 0-52828


     The Company has filed its amended report on Form 10-K/A. The Company understands that:

     o the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

     o staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

     o the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                     Very Truly Yours,



                                     /s/ Isaac Roberts
                                     --------------------------------------
                                     Isaac Roberts, Chief Executive Officer